[Letterhead]

May 11, 2012

Board of Trustees
Delaware Group Equity Funds II
2005 Market Street
Philadelphia, PA 19103

Re:
Plan of Reorganization, dated February 8, 2012 (the “Plan”) by the Board of Trustees of Delaware Group Equity Funds II (the “Trust”), a statutory trust created under the laws of the State of Delaware, on behalf of two of its series, Delaware Value Fund (the “Acquiring Fund”), and Delaware Large Cap Value Fund (the “Acquired Fund”)

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Acquired Fund (the “Reorganization”), which will consist of: (i) the acquisition by the Acquiring Fund of substantially all of the property, assets and goodwill of the Acquired Fund in exchange solely for (a) shares of beneficial interest, without par value, of the Acquiring Fund – Class A Shares (“Acquiring Fund Class A Shares”), which are voting securities; (b) shares of beneficial interest, without par value, of the Acquiring Fund – Class B Shares (“Acquiring Fund Class B Shares”), which are voting securities; (c) shares of beneficial interest, without par value, of the Acquiring Fund – Class C Shares (“Acquiring Fund Class C Shares”), which are voting securities; (d) shares of beneficial interest, without par value, of the Acquiring Fund – Class R Shares (“Acquiring Fund Class R Shares”), which are voting securities; and (e) shares of beneficial interest, without par value, of the Acquiring Fund – Institutional Class Shares (“Acquiring Fund Institutional Class Shares” and together with the Acquiring Fund Class A Shares, Acquiring Fund Class B Shares, Acquiring Fund Class C Shares, and Acquiring Fund Class R Shares, the “Acquiring Fund Shares”), which are voting securities; (ii) the distribution of (a) Acquiring Fund Class A Shares to the holders of Acquired Fund – Class A Shares (“Acquired Fund Class A Shares”); (b) Acquiring Fund Class B Shares to the holders of Acquired Fund – Class B Shares (“Acquired Fund Class B Shares”); (c) Acquiring Fund Class C Shares to the holders of Acquired Fund – Class C Shares (“Acquired Fund Class C Shares”); (d) Acquiring Fund Class R Shares to the holders of Acquired Fund – Class R Shares (“Acquired Fund Class R Shares”); and (e) Acquiring Fund Institutional Class Shares to the holders of Acquired Fund – Institutional Class Shares (“Acquired Fund Institutional Class Shares” and together with the Acquired Fund Class A Shares, Acquired Fund Class B Shares,

Board of Trustees, Delaware Group Equity Funds II
May 11, 2012

Acquired Fund Class C Shares, and Acquired Fund Class R Shares, the “Acquired Fund Shares”), according to their respective interests in complete liquidation of the Acquired Fund; and (iii) the dissolution of the Acquired Fund as soon as practicable after the closing (hereinafter called the “Closing” and the date of closing,  the “Closing Date”), all upon and subject to the terms and conditions of the Plan.

In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Plan, dated February 8, 2012; (b) the combined information statement/prospectus dated March 26, 2012; (c) certain representations concerning the Reorganization made to us by the Acquiring Fund and the Acquired Fund, in a letter dated May 11, 2012 (the “Representation Letter”); (e) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (f) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.  All capitalized terms used herein, unless otherwise defined, are used as defined in the Plan.

For purposes of this opinion, we have assumed that the Acquired Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan and the statements in the Representation Letter for the Acquired Fund and Acquiring Fund, it is our opinion that for federal income tax purposes:

(1) The acquisition by the Acquiring Fund of substantially all of the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(2) No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares under Section 361(a) and Section 357(a) of the Code;

(3) No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares under Section 1032(a) of the Code;

(4) No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares to the Acquired Fund shareholders in liquidation of the Acquired Fund under Section 361(c)(1) of the Code;

Board of Trustees, Delaware Group Equity Funds II
May 11, 2012

(5) The tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the exchange under Section 362(b) of the Code;

(6) The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund under Section 1223(2) of the Code;

(7) No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares solely for the Acquiring Fund Shares (including fractional shares to which they may be entitled) under Section 354(a) of the Code;

(8) The aggregate tax basis of the Acquiring Fund Shares received by the Acquired Fund shareholders (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor under Section 358(a)(1) of the Code;

(9) The holding period of the Acquiring Fund Shares received by the Acquired Fund shareholders (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as a capital asset on the date of the Reorganization under Section 1223(l) of the Code; and

(10) The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the “Treasury Regulations”)) the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the Treasury Regulations.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Acquired Fund, the Acquiring Fund or any Acquired Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Acquired Fund and the Acquiring Fund of their respective undertakings in the Plan and the Representation Letter. Our

Board of Trustees, Delaware Group Equity Funds II
May 11, 2012

opinion is limited to the federal income tax consequences of the Reorganization set forth above, and we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization on any transaction not consummated in accordance with the Plan and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the Information Statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP